LAW OFFICES OF BYRON THOMAS

3275 S. JONES BLVD. STE. 104

LAS VEGAS, NV 89146

TELEPHONE: 702-747-3103	BYRON E. THOMAS, ESQ.
EMAIL: byronthomaslaw@gmail.com	NEVADA BAR NO. 8906

February 14, 2023

Board of Directors

312 W. 2nd Street

Casper, Wyoming 82801

(855) 338-47687.

Re: Registration Statement on Form S-1 for Golden Sand Holdings Corporation,

a Wyoming Corporation (the "Company")

Dear Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration of 5,827,500 shares for public sale of the Company's common stock at a fixed price of $0.02 per share, until the securities are quoted on a nationally recognized exchange and thereafter at prevailing market prices or privately negotiated prices.

In connection therewith, I have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

i.     The Certificate of Incorporation of the Company;

ii.    The Registration Statement and the Exhibits thereto; and

iii.   Such other documents and matters of law, as I have deemed necessary for the     expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals or certified documents of all copies submitted to me as conformed, Photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without verification except where such verification was readily ascertainable.

Re: Cheyenne Corp.

February 13, 2023

Based on the foregoing, I am of the opinion that the shares to be sold by the issuer will upon the effectiveness of the registration and the issuance of the shares be duly and validly issued, duly authorized and fully paid and non-assessable and that the shares held by the selling shareholders are duly and validly issued, duly authorized and fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Interests of Named Experts and Counsel" in the prospectus comprising part of the Registration Statement.

Sincerely yours,

/s/ Byron E. Thomas

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